Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 22, 2007, accompanying the consolidated financial statements and schedules (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of new accounting standards during 2006) included in the Annual Report of Numerex Corp. on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Numerex Corp. on Forms S-3 (File No. 333-140483, effective February 6, 2007; File No. 333-136093 effective July 28, 2006; File No. 333-122681 effective June 10, 2005 and File No. 333-114842 effective November 23, 2004) and on Forms S-8 (File No. 333-51780, effective December 13, 2000 and File No. 333-105142, effective May 9, 2003).

/s/ Grant Thornton LLP

Atlanta, Georgia
March 22, 2007